Erickson Press Release

For Immediate Release

MEDIA CONTACTS:

AlphaNet Solutions, Inc.
Linda McDonald
Executive Assistant
973-267-0088 ext. 3815

ALPHANET SOLUTIONS NAMES RICHARD ERICKSON
CHIEF EXECUTIVE OFFICER

CEDAR KNOLLS, N.J., March 15, 2002 – AlphaNet Solutions, Inc. (Nasdaq:ALPH), an IT professional services firm providing expertise in Business Advisory, Technology Implementation, and Managed Services, today announced that it has retained Richard Erickson, a technology and operations executive with 20 years of industry experience, as its Chief Executive Officer. AlphaNet has been conducting a search for a new chief executive following the retirement of its current Chairman, Stanley Gang, from the CEO post effective December 1, 2001.

Mr. Erickson was most recently Senior Vice President, Operations of Scient, Inc. (Nasdaq: SCNT), an e-business consulting firm. He previously held the same position with iXL Enterprises, Inc. prior to the 2001 merger of Scient and iXL. From 1998 to 2000, Mr. Erickson was Managing Director, Tri-State Region, of Aztec Technology Partners, a network and e-infrastructure consulting services firm. From 1988 to 1998, Mr. Erickson was a principal and President of Digital Network Associates, a network integration services company.

In commenting on the retention of Mr. Erickson, Mr. Gang said, “We are delighted that an executive of Mr. Erickson’s caliber and proven experience in building and managing technology services firms is assisting AlphaNet Solutions. He will enjoy the full support of our Board as he focuses on improving AlphaNet’s top- and bottom-line performance.”

Mr. Erickson stated, “AlphaNet’s sophisticated technology offerings, impressive Fortune 1000 customer base, high-level partnerships with leading hardware and software manufacturers, 18-year history and strong balance sheet have all contributed to my decision to work with this company. I look forward to working with the AlphaNet team to build value for all AlphaNet stakeholders.”

Mr. Erickson is joining AlphaNet in a consulting capacity through New England Associates, LLC, a professional services turnaround consultancy of which Mr. Erickson is President.

About AlphaNet

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AlphaNet Solutions, Inc. (Nasdaq: ALPH – news) is an IT professional services firm providing expertise in Business Advisory, Technology Implementation, and Managed Services. We focus on business continuity, security, network architecture and web-enabled managed service solutions. In addition, we provide a complete range of technology implementation and support services. Together, these solutions help our clients reduce costs, create value and address the new economics of computing. For more information about AlphaNet’s complete range of services, please visit our web site at http://www.alphanetsolutions.com.

Safe Harbor Statement

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Certain statements are included in this news release which are not historical and are “forward-looking,” and may be identified by such terms as “expect,” “believe,” “may,” and “intend” or similar terms. Such forward-looking statements include risks and uncertainties, such as those related to the Company’s contracts and other business risks, including, among other things, general economic and industry-specific conditions, the substantial variability of the Company’s quarterly results, the Company’s substantial reliance upon a concentrated number of key clients, the Company’s ability to recruit and retain qualified technical and sales professionals, and other industry-wide market factors, all as detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document.

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